Exhibit 10(m)


                          SECOND AMENDMENT TO
                 STOCK PURCHASE ASSISTANCE AGREEMENT

THIS AMENDMENT ("Amendment") is dated as of June 1, 2000 and is by and between OTR Express, Inc. (the "Company") and Steven W. Ruben, Vice President-Finance and Chief Financial Officer of the Company ("Ruben"). This Amendment relates to and amends that certain Stock Purchase Assistance Agreement dated February 27, 1998, as amended on January 31, 2000 by and between the Company and Ruben (the "Agreement").


   Section 7(a) of the Agreement is hereby amended to read as follows:

        (i) For each full Principal Payment Reimbursement period (monthly, quarterly or annually, as determined by the Compensation Committee) as Ruben is employed by the Company in an officer position, the Company shall make payments to Ruben (or directly to the Bank, if instructed by Ruben but if Ruben is in default under the Loan, then if instructed by the Bank) of an amount of Principal Payment Reimbursement equal to the amount of principal scheduled due and owing to the Bank under the Loan for such period (e.g., if Ruben has a 6 year loan with principal payable in equal annual installments of $20,000, on January 1 of every year, the Company's Principal Payment Reimbursement would equal such installments assuming continuing eligibility throughout such periods). Upon Ruben's receipt of any such payment, he shall apply such funds to the payment of the principal amount of the Loan to which it relates (unless he has already made such Loan payment from personal or other sources).

        (ii) The Company and Ruben further agree that, in consideration of past performance and in the interest of inducing future performance, and on the condition that Ruben does not terminate his employment with the Company prior to August 31, 2000, it will pay the amount of $40,000 between June 1, 2000 and September 30, 2000 towards repayment of the Loan such that, thereafter, it shall make payments to Ruben on the terms and conditions provided in the first sentence of this Section 7(a), for the remaining balance of the Loan in $10,000 annual increments (beginning January 1, 2001). In the event that Ruben does terminate his employment with the Company prior to August 31, 2000, Ruben shall repay to the Company (and/or the Company may offset against amounts owing to Ruben) any such amounts so paid by the Company pursuant to this subsection.

The remainder of the Agreement, and the Agreement as amended, shall continue in full force and effect.


IN WITNESS WHEREOF, each of the parties have executed this Agreement intending to be bound thereby.


                                        /s/ Steven W. Ruben
                                        Steven W. Ruben


                                        OTR Express, Inc.

                                        By:   /s/ William P. Ward
                                        Name:  William P. Ward
                                        Title:    Chairman of the Board